Exhibit 21.1

LIST OF SUBSIDIARIES OF SPARK ENERGY, INC.

Entity	Jurisdiction

Spark HoldCo, LLC	Delaware

Spark Energy Gas, LLC	Texas

Spark Energy, LLC	Texas